Registration No. 333-207147

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

(POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4) REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BB&T CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	56-0939887
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

200 West Second Street

Winston-Salem, North Carolina 27101

(Address, including Zip Code, of Principal Executive Offices)

Options Assumed by BB&T Corporation

Originally Granted Under the Following Plans

National Penn Bancshares, Inc. 2014 Long Term Incentive Compensation Plan

National Penn Bancshares, Inc. Long-Term Incentive Compensation Plan

National Penn Bancshares, Inc. KNBT Bancorp, Inc. Substitute 2004 Stock Option Plan

(Full Title of the Plan)

Robert J. Johnson, Jr.

Senior Executive Vice President, General Counsel,

Secretary and Chief Corporate Governance Officer

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Phone: (336) 733-2000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Paul S. Scrivano, Esq.

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

(212) 728-5856

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $5 per share	560,000 shares	N/A	N/A	N/A

(1)	This Post-Effective Amendment No. 1 on Form S-8 covers shares of BB&T Corporation’s (“BB&T”, the “registrant”, “we” or “our”) common stock, par value $5 per share (the “Common Stock”) originally registered on the Registration Statement on Form S-4 (No. 333-207147), to which this filing is an amendment, issuable under options assumed by the registrant and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued in respect of such options pursuant to the National Penn Bancshares, Inc. 2014 Long Term Incentive Compensation Plan, the National Penn Bancshares, Inc. Long-Term Incentive Compensation Plan, and the National Penn Bancshares, Inc. KNBT Bancorp, Inc. Substitute 2004 Stock Option Plan (collectively, the “Plans”) as a result of one or more adjustments under the applicable Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	The registration fee in respect of such shares of Common Stock was previously paid at the time of the original filing of the Registration Statement on Form S-4 on September 25, 2015 and Amendment No. 1 to the Registration Statement on Form S-4 on October 22, 2015.

EXPLANATORY NOTE

BB&T Corporation (“BB&T”, the “registrant”, “we” or “our”) hereby amends its Registration Statement on Form S-4 (No. 333-207147) (the “Form S-4”) by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S–8 (the “Form S-8”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 560,000 shares of common stock, par value $5.00 per share, of BB&T (“BB&T Common Stock”). These shares were initially registered by the registrant on the Form S-4, which became effective on October 23, 2015.

On April 1, 2016, National Penn Bancshares, Inc. (“National Penn”) was merged with and into BB&T pursuant to the Agreement and Plan of Merger, dated as of August 17, 2015, by and between BB&T and National Penn (the “Merger Agreement”). Under the terms of the Merger Agreement, each option previously granted by National Penn under the Plans that was outstanding and unexercised immediately prior to the effective time was fully vested and assumed by BB&T, and was converted into a stock option exercisable for BB&T Common Stock. This Form S-8 relates to 560,000 shares of Common Stock originally registered on the Form S-4 that may be issued following the merger upon the exercise of assumed options held by current employees of National Penn that were originally granted under the Plans. The Form S-8 is being filed to convert 560,000 shares of the registrant’s Common Stock covered by the Form S-4 to be covered by the Form S-8. The Form S-4, as amended by the Form S-8, is referred to as the “Registration Statement.”

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

(a)	The registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2015, filed with the Commission on February 25, 2016;

(b)	The registrant’s Current Reports on Form 8-K, filed with the Commission January 5, 2016, January 21, 2016 (Acc. No. 0000092230-16-000117), February 26, 2016, March 9, 2016, March 11, 2016, March 15, 2016 and April 4, 2016; and

(d)	The description of the registrant’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on September 4, 1991, and any other amendment or report filed for the purpose of updating such description.

All future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering of the securities are incorporated by reference in this Registration Statement (other than information in such future filings deemed, under Commission rules or otherwise, not to have been filed with the Commission). Information filed with the Commission after the date of this Registration Statement will automatically update and supersede information contained in or previously incorporated by reference in this Registration Statement. Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with Commission rules.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the shares of BB&T Common Stock offered hereby has been passed upon for BB&T by Robert J. Johnson, Jr., Senior Executive Vice President, Secretary, General Counsel and Chief Corporate Governance Officer of BB&T. At the time of rendering the legal opinion, Mr. Johnson owned shares of BB&T Common Stock and held restricted stock awards and options to purchase additional shares of BB&T Common Stock.

Item 6.	Indemnification of Directors and Officers

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in the defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

BB&T’s bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his status as such, excluding any liabilities or litigation expenses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of BB&T.

BB&T’s articles of incorporation provide for the elimination of the personal liability of each director of BB&T to the fullest extent permitted by law.

BB&T maintains directors’ and officers’ liability insurance that, in general, insures: (i) BB&T’s directors and officers against loss by reason of any of their wrongful acts and (ii) BB&T against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, North Carolina, on the 4th day of April, 2016.

BB&T Corporation
By:	/s/ Daryl N. Bible
Name:	Daryl N. Bible
Title:	Senior Executive Vice President
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of April, 2016:

	*		/s/ Daryl N. Bible
Name:	Kelly S. King	Name:	Daryl N. Bible
Title:	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	Title:	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

	*		*
Name:	Cynthia B. Powell	Name:	Jennifer S. Banner
Title:	Executive Vice President and Corporate Controller (Principal Accounting Officer)	Title:	Director

	*		*
Name:	K. David Boyer Jr.	Name:	Anna R. Cablik
Title:	Director	Title:	Director

	*		*
Name:	James A. Faulkner	Name:	I. Patricia Henry
Title:	Director	Title:	Director

	*		*
Name:	Eric C. Kendrick	Name:	Louis B. Lynn, Ph.D
Title:	Director	Title:	Director

	*		*
Name:	Edward C. Milligan	Name:	Charles A. Patton
Title:	Director	Title:	Director

	*		*
Name:	Nido R. Qubein	Name:	William J. Reuter
Title:	Director	Title:	Director

	*		*
Name:	Tollie W. Rich, Jr.	Name:	Christine Sears
Title:	Director	Title:	Director

	*		*
Name:	Thomas E. Skains	Name:	Thomas N. Thompson
Title:	Director	Title:	Director

	*		*
Name:	Edwin H. Welch, Ph.D.	Name:	Stephen T. Williams
Title:	Director	Title:	Director

*By:	/s/ Daryl N. Bible
Name:	Daryl N. Bible
Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of BB&T Corporation, filed April 30, 2014 (incorporated by reference to Exhibit 3(i) to the Current Report on Form 8-K of BB&T Corporation filed May 2, 2014) as amended by Articles of Amendment of BB&T Corporation with respect to Series H Non-Cumulative Perpetual Preferred Stock, filed March 7, 2016 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of BB&T Corporation filed March 9, 2016).

4.2	Amended and Restated Bylaws of BB&T Corporation, effective January 27, 2015 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of BB&T filed January 28, 2015).

4.3	National Penn Bancshares, Inc. 2014 Long-Term Incentive Compensation Plan.

4.4	National Penn Bancshares, Inc. Long-Term Incentive Compensation Plan.

4.5	National Penn Bancshares, Inc. KNBT Bancorp, Inc. Substitute 2004 Stock Option Plan.

5.1	Opinion of Robert J. Johnson, Jr. as to validity of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Robert J. Johnson, Jr. (included in Exhibit 5.1 hereto).

24.1	Power of Attorney.*

*	Previously filed.